Exhibit 10.2

OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS

This Omnibus Amendment to Transaction Documents (this “Amendment” or “Agreement”) is entered into as of February 12, 2025 by and between Sono Group N.V., a Dutch public limited liability company (the “Company”) and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), with reference to (1) the Exchange Agreement entered into on December 30, 2024 between the Company to the Investor (“Exchange Agreement”); (2) the Securities Purchase Agreement entered into on December 30, 2024 between the Company and the Investor (the “Securities Purchase Agreement”); (3) the Funding Commitment Letter entered into on November 17, 2023, as amended from time to time, between the Company and the Investor (the “Funding Commitment Letter”);

WHEREAS, the pursuant to the Securities Purchase Agreement, the Investor shall advance to the Company $5,000,000, which shall be evidenced by a convertible debenture in the form attached thereto (the “Convertible Debenture”) in the aggregate principal amount of $5,000,000, upon the satisfaction of the terms and conditions set forth therein, which conditions have not yet been satisfied;

WHEREAS, the Company has requested, and the Investor has agreed, to advance $1,000,000 of the $5,000,000 on the date, with the remaining $4,000,000 to be advanced upon the satisfaction of all of the conditions set forth in the Securities Purchase Agreement;

By this Amendment, the Company and Lender have agreed to the following terms:

1.	Modifications to the Securities Purchase Agreement.

a.	Subject to the satisfaction of the conditions set forth in Section 6 and 7 of the Securities Purchase Agreement, as modified by this Agreement, the parties hereby agree that on the date hereof, the Investor shall advance to the Company the principal amount of $1,000,000 and the Company shall issue and deliver to the Investor a Convertible Debenture, duly executed on behalf of the Company, with an aggregate principal amount of $1,000,000 (the “Initial Convertible Debenture”).

b.	Solely in connection with the closing of the issuance of the Initial Convertible Debenture, the Investor waives the satisfaction of the conditions set forth in Section 7(d) and 7(i) of the Securities Purchase Agreement.

c.	The remaining terms and conditions with respect to the issuance and sale of the Convertible Debenture set forth in the Securities Purchase Agreement shall remain in full force and effect, except that the principal amount of the Convertible Debenture shall be reduced to $4,000,000 as a result of the issuance of the Initial Convertible Debenture. Subject to the provisions of this Section 3(c), before, on or after an Event of Default, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock, at the Conversion Rate.

d.	The Investor agrees that the termination date with respect to the obligations of the Investor under the Securities Purchase Agreement set forth in Section 8 thereof shall be extended from January 15, 2025, to February 28, 2025.

2.	Exchange Agreement. In connection with the Exchange Agreement, the Convertible Debenture in the principal amount of $5,000,000 (referred to as “Debenture 6” therein) shall be exchanged for Preferred Shares (as defined in the Exchange Agreement), subject to the satisfaction of the conditions precedent set forth therein. The parties hereby agree that from and after the issuance of the Initial Convertible Debenture contemplated by this Agreement, for the purposes of the Exchange Agreement, “Debenture 6” shall consist of both the Initial Convertible Debenture and the remaining Convertible Debenture to be issued pursuant to the Securities Purchase Agreement in the principal amount of $4,000,000, both of which shall be part of the exchange of debentures for Preferred Shares as contemplated by the Exchange Agreement.

3.	Funding Commitment Letter. The parties hereby agree that any and all obligations of the Investor to provide additional funding to the Company shall be considered to be satisfied by the commitments made pursuant to the Securities Purchase Agreement and this Agreement.

4.	Effect; Continuing Validity. The Securities Purchase Agreement and the Exchange Agreement are amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms. Except as specifically set forth herein, the terms and conditions of the Securities Purchase Agreement and the Exchange Agreement shall remain unmodified and are hereby ratified by the parties. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Securities Purchase Agreement and the Exchange Agreement.

5.	This Agreement One of the Transaction Documents. From and after the date hereof, this Agreement is and shall be deemed a “Transaction Document” as used in the Securities Purchase Agreement.

6.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Company and Investor have caused this this Omnibus Amendment to Transaction Documents to be duly executed by a duly authorized officer as of the date first written above.

COMPANY:
SONO GROUP N.V.

By:	/s/ George O'Leary
Name: George G. O’Leary
Title: Chief Executive Officer and Managing Director

INVESTOR:
YA II PN, LTD.
By: Yorkville Advisors Global, LP Its: Investment Manger By: Yorkville Advisors Global II, LLC Its: General Partner
By:	/s/ Michael Rosselli
Name: Michael Rosselli
Title: Partner